Exhibit 23-a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18309) pertaining to the Nordson Employees’ Savings Trust Plan of our report dated June 14, 2007, with respect to the financial statements and schedule of the Nordson Employees’ Savings Trust Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ MEADEN & MOORE, LTD.
Cleveland, Ohio
June 27, 2007